Exhibit 99.1

Dunkin’ Brands Announces Refinancing Transaction

CANTON, Mass. (September 5, 2017) – Dunkin’ Brands Group, Inc. (Nasdaq: DNKN) (the “Company”), the parent company of Dunkin’ Donuts (DD) and Baskin-Robbins (BR), today announced that certain of its subsidiaries intend to complete a recapitalization transaction, which will include the refinancing of a portion of their outstanding securitization debt with a new series of securitized debt.

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The Company's last recapitalization occurred in January 2015, with the issuance of a $2.6 billion securitized financing facility consisting of two tranches of fixed rate notes in the principal amounts of $750 million (the “2015 A-2-I Notes”) and $1.750 billion (the “2015 A-2-II Notes”), respectively, and $100 million of variable funding notes (the "2015 VFN Notes").

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Certain of the Company's subsidiaries intend to issue approximately $1.45 billion of new securitized notes (the "2017 Notes") and to use the proceeds to prepay and retire the outstanding 2015 A-2-I Notes, to pay transaction fees and for general corporate purposes, which may include a return of capital to shareholders. At the end of the second fiscal quarter of 2017, there was approximately $733 million in outstanding principal amount under the 2015 A-2-I Notes.

•	The Company expects its subsidiaries to issue a portion of the 2017 Notes in the form of a new $150 million variable funding note facility, which will replace the 2015 VFN Notes facility.

The consummation of the offering is subject to market and other conditions and is anticipated to close in the fourth quarter of 2017. However, there can be no assurance that we will be able to successfully complete the refinancing transaction on the terms described or at all.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the 2017 Notes or any other security. The notes to be offered have not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.
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About Dunkin' Brands Group, Inc.
With more than 20,000 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the second quarter 2017, Dunkin' Brands' 100 percent franchised business model included more than 12,300 Dunkin' Donuts restaurants and more than 7,800 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)                    Michelle King (Media)
Sr. Director, IR & Competitive Intelligence            Sr. Director, Global Public Relations
Dunkin’ Brands Group, Inc.                     Dunkin' Brands Group, Inc.
investor.relations@dunkinbrands.com                michelle.king@dunkinbrands.com
781-737-3200                            781-737-5200